Exhibit EX-16.14.a.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our two reports each dated February 17, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of NVIT Developing Markets Fund and NVIT Emerging Markets Fund (two of the portfolios of the Nationwide Variable Insurance Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Incorporation Of Documents By Reference Into The SAI” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 21, 2016